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                                                                    EXHIBIT 99.1

                             THIRD AMENDMENT TO THE
                   CNA SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         The CNA SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, as restated by CNA Financial Corporation effective January 1, 2003, and as previously amended by the First and Second Amendments thereto, is hereby further amended as follows:

         1.       Section 2.4 is amended to read as follows:

                  2.4      Time and Form of Payment.

                  (a) Except as otherwise provided below, or in a SERP Agreement, a Participant's benefit under this Plan shall be paid in the same manner as his Retirement Plan benefit, and shall take the form of a supplemental monthly payment directly from his Employer; provided that if the monthly amount of the Post-2004 portion of such benefit (as hereinafter defined) paid in such form does not exceed $15,000.00 per month, such Post-2004 portion shall be paid in a single lump sum equal to the actuarial equivalent of such portion.

                  (b) The Benefits Committee may elect to pay the Pre-2005 portion of the benefit of a Choice 1 Participant (as hereinafter defined) in a single lump sum equal to the actuarial equivalent of the Pre-2005 portion, and may also decide to pay the Pre-2005 portion of a Choice 2 Participant in any of the forms of annuity available under the Retirement Plan that are actuarially equivalent. As of December 31, 2004, the Benefits Committee has elected to pay all Pre-2005 portions that do not exceed $15,000.00 per month in the form of a lump sum, but the Benefits Committee may pay Pre-2005 portions that would otherwise be payable in a lump sum in the form of a monthly annuity, and may establish a different standard for payment of Pre-2005 portions in a lump sum, which may be either more or less than $15,000.00 per month. All determinations by the Benefits Committee as to the form of payment shall be made by the Benefits Committee in its sole and absolute discretion, which may be exercised in an arbitrary and capricious manner, and in no event shall any Participant be considered to have a vested interest in the payment of the Pre-2005 Portion of his benefit in any particular form. Actuarial equivalence shall be determined in accordance with the applicable actuarial assumptions provided under the Retirement Plan. Payment of a Participant's benefit in the form of a lump sum shall fully discharge all amounts owed to the Participant and to his heirs or beneficiaries under the Plan.

                  (c) Anything else in this Plan, or a SERP Agreement, to the contrary notwithstanding:

                  (i) Except as otherwise provided below, no part of the Post-2004 Portion of a Participant's benefit shall be payable to any Participant until he has incurred a separation from service as defined in Code Section 409A.



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                  (ii)     No Post-2004 portion of a benefit shall be payable to
                           a Participant who is a key employee, as defined in Code Section 409A, until six months after he has incurred a separation from service, unless the Participant is disabled. For this purpose, a Participant shall be considered disabled only if he is receiving benefits under a CNA disability plan for a period of at least three months, by reason of a medically determinable physical or mental impairment which can be expected to either result in death or last for a continuous period of not less than 12 months. Any payments that would otherwise be payable to a key employee during the six months following his separation from service shall be accumulated and paid in a lump sum, without interest, at the end of the six month period.

                  (iii) In no event shall the distribution of any Post-2004 benefit be accelerated to a time earlier than which it would otherwise have been paid, whether by amendment of the Plan, exercise of the Operations Committee's discretion, or otherwise, except in accordance with an election made, if permitted by the Administrator, not later than December 31, 2005, as provided by IRS Notice 2005-1, or as otherwise permitted by regulations issued pursuant to Code
                           Section 409A.

                  (iv) In the event that the Administrator, in its sole discretion, determines that any time or form of distribution provided for in the Plan, or the existence of a right to elect a different time or form of distribution, would cause the Plan to fail to meet the requirements of Code Section 409A, or otherwise cause Participants to be subject to any adverse federal income tax consequences, the Administrator shall adopt procedures modifying or removing the form of distribution or election right, which shall be deemed an amendment to the Plan.

                  (v) Any SERP Agreement that provides for a different form or time of payment shall specify the time and manner of payment, without Employer or Participant discretion, at the time the SERP Agreement is entered into, and shall otherwise comply with the requirements of this paragraph (c); provided that, in addition to a severance from service, a SERP Agreement may provide for benefits to be paid at a specified time or pursuant to a fixed schedule set forth in the SERP Agreement, upon the occurrence of a change in ownership or control of the Participant's Employer, or in a substantial portion of its assets, as defined in Code Section 409A, or upon the occurrence of an unforeseeable emergency, as defined in Code Section 409A; and provided further that a SERP Agreement may permit a Participant to elect to further defer the payment of his benefit if the election does not take effect for at least twelve months and the payment is deferred by at least five years.

                  (d) For purposes of this Plan, the "Pre-2005 portion" of a Participant's benefit shall be equal to the vested benefit to which the Participant would be entitled if his employment were terminated on December 31, 2004, adjusted in accordance with IRS Notice 2005-1, or other



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regulations issued pursuant to Section 409A, to reflect the time and form of payment, and the "Post-2004 portion" of a Participant's benefit shall be the Participant's entire benefit reduced by the Pre-2005 portion, as further provided below:

                  (i) The Pre-2005 portion of a Choice 1 Participant's benefit shall be the deferred vested pension to which the Participant would be entitled if he terminated on December 31, 2004, and shall not include the value of any early retirement subsidy unless the Participant was eligible for early retirement on December 31, 2004.

                  (ii) The Pre-2005 portion of a Choice 2 Participant's benefit shall be his entire benefit, except as otherwise required by regulations issued pursuant to
                           Section 409A.

                  (iii) The Pre-2005 portion of a benefit provided in a SERP Agreement shall be vested benefit the Participant would be entitled to if he terminated on December 31, 2004, as determined under the terms of the SERP Agreement.

         2. This amendment shall be effective for all benefits that first become payable on or after January 1, 2005. Except as otherwise provided herein, the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, this Amendment has been executed on behalf of CNA Financial Corporation pursuant to the authority reserved under Section 5.1 of the Plan, this 31st day of December, 2004.

                              CNA FINANCIAL CORPORATION



                              By: /s/ Lori S. Komstadius,
                                  ----------------------------------------------
                                    Lori S. Komstadius,
                                    Executive Vice President-Human Resources
                                    of Continental Casualty Company,
                                    pursuant to authority delegated by the
                                    Board of Directors of CNA Financial
                                    Corporation


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